EXHIBIT 99.1
CAMDEN PROPERTY TRUST ANNOUNCES
TENDER OFFER FOR ANY AND ALL OF CERTAIN SERIES OUTSTANDING NOTES
Houston, TEXAS (April 21, 2009) — Camden Property Trust (NYSE: CPT) announced today it has commenced a cash tender offer (the “Tender Offer”) for any and all of its notes (the “Notes”) set forth below for the consideration payable per $1,000 principal amount of each series of the Notes set forth below under the column entitled “Price Per $1,000 Principal Amount of Notes,” plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which is expected to be the third business day following the Expiration Time (as defined below). Additional terms and conditions of the Offer are set forth in the Offer to Purchase dated April 21, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”).

			Aggregate	Price Per $1,000
CUSIP			Principal	Principal Amount
Number	Issuer	Title of Security	Amount Outstanding	of Notes
133131AN2	Camden Property Trust	4.375% Senior Unsecured Notes due January 15, 2010	$143,051,000	$1,000
133131AH5	Camden Property Trust	6.750% Senior Unsecured Notes due September 15, 2010	$79,930,000	$1,000
133131AG7	Camden Property Trust	7.625% Senior Unsecured Notes due February 15, 2011	$150,000,000	$1,000
86623XAH6	Camden Summit Partnership, L.P. (1)	7.703% Medium-Term Notes due May 9, 2011	$35,000,000	$1,000

(1)	Camden Summit Partnership, L.P. (formerly known as Summit Properties Partnership, L.P.) was acquired by Camden Property Trust in the merger of Summit Properties Inc. with and into Camden Summit, Inc., a wholly-owned subsidiary of Camden Property Trust, on February 28, 2005.
The Tender Offer will expire at 5:00 p.m., New York City time, on Tuesday, April 28, 2009, unless extended or earlier terminated (the “Expiration Time”). Under certain circumstances, and as more fully described in the Offer to Purchase, Camden may terminate the Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.
This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Camden is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Camden Property Trust, the Dealer Manager, the Depositary or the Information Agent for the Tender Offer makes any recommendation in connection with the Tender Offer.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully when they become available. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).
Deutsche Bank Securities Inc. is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect).
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
About Camden
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 182 properties containing 63,269 apartment homes across the United States. Upon completion of four properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America.